May 9, 2022 Exhibit 10.2

Brendan Hannah

Via Electronic Delivery

Re: Offer of Employment with Cortexyme

Dear Brendan:

As you are aware, Novosteo Inc. (the “Company”), is pleased to offer you continued employment with the Company on the terms described below (the “Agreement”). As you are aware, Cortexyme, Inc. (“Cortexyme”) is acquiring the Company (the “Transaction”), pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Cortexyme, the Company, and certain other parties. The effective date of this Agreement (the “Effective Date”) will be the date of the Closing (as defined in the Merger Agreement). If the Closing does not occur, this Agreement will have no effect, will not be binding on Novosteo, Cortexyme or any of their affiliates or on you, and neither you nor Novosteo, nor Cortexyme, nor any of their affiliates shall have any rights or obligations hereunder.

Information regarding the Transaction is not publicly available and should be treated as strictly confidential, and we stress the importance of you holding this information in the strictest confidence.

1.
Position. As of the Effective Date, you will initially be employed as the Chief Business Officer (“CBO”) and you will initially report to the Company’s Chief Executive Officer (“CEO”). As an exempt salaried employee, you may be expected to work additional hours beyond the Company’s normal business hours, and you will not be eligible for overtime compensation.

2.
Location. You will initially work from your home office in San Diego, California. The Company reserves the right to reasonably require you to perform duties at places other than your primary office location from time to time, and to require reasonable business travel as needed to fulfill the duties of your role.

3.
Compensation. For services to be rendered hereunder, you shall receive a base salary at the rate of $425,000.00 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Your Base Salary will be increased in the discretion of the Board of Directors (the “Board”) from time to time.

4.
Stock Option Grant. As a material inducement to your acceptance of this offer of employment with Cortexyme and the Company in connection with the Transaction, subject to approval by Cortexyme’s Board, you shall be granted an option to purchase such number of shares of common stock of Cortexyme (the “Common Stock”) at an exercise price per share equal to the fair market value of the Common Stock on the date of grant as determined in the sole discretion of the Board (the “Option”), such that when added to your other holding in Cortexyme (based on your pre-Closing equity holdings in the Company) you own 1.2% percent of the fully-diluted capitalization of Cortexyme immediately following the Closing.

The Option shall be subject to a vesting schedule whereby one-quarter (1/4) of the shares subject to the Option shall vest one year after grant, with the remaining shares vesting in equal monthly installments over the following three years thereafter, in each case, subject to your continuous service with the Company. With respect to your existing options (“Existing Options”), Cortexyme will amend such

Existing Options to provide for vesting over four (4) years in 48 equal monthly installments, retroactive to their original dates of grant and all other terms shall continue to apply thereto (e.g., with respect to the double trigger accelerated vesting in the Existing Options, the change of control trigger will be treated as having occurred). Cortexyme understands that you would not accept this offer of employment but for the granting of this inducement Option award. The Option shall be granted pursuant to and be governed in all respects by the terms and conditions of Cortexyme’s 2022 Inducement Plan, approved by the Board pursuant to the “inducement grant exception” provided under Nasdaq Market Place Rule 5635(c)(4) and Nasdaq IM-5635-1, and the standard form of option agreement thereunder.

5.
Annual Cash Bonus. You will be eligible for an annual discretionary cash bonus of up to forty percent (40%) of your Base Salary (the “Annual Bonus”), to be prorated as of the date of hire. Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee of the Board) in its sole discretion based upon the Company’s and your achievement of objectives and milestones to be determined on an annual basis. Any Annual Bonus that is awarded will be paid within the first ninety (90) days of the calendar year following the applicable bonus year. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. You will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if your employment terminates for any reason before the payment date.

6.
Employee Benefits. You will be eligible to participate in the applicable standard benefits plans offered to similarly situated employees by the Company and its affiliates from time to time, subject to plan terms and applicable policies of the Company and its affiliates. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan or incentive compensation plan or program in its sole discretion.

7.
Severance Agreement. As an additional benefit, you will be eligible for severance benefits under the terms and conditions of an Executive Change in Control and Severance Agreement presented to you by the Company (the “Severance Agreement”), attached hereto as Attachment A conditioned upon your and the Company’s execution of the Severance Agreement.

8.
Employee Confidential Information and Invention Assignment Agreement. As a condition of your employment, you must sign and comply with the attached Employee Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Attachment B, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

9.
Company Policies. The relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be adopted, revised or deleted from time to time in the Company’s sole discretion and you agree to abide by such policies and procedures. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

10.
Third Party Agreements and Information. You represent and warrant that your employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that you will perform your duties to the

Company without violating any such agreement. You represent and warrant that, other than with respect to Novosteo information, you do not possess confidential information arising out of prior employment, consulting, or other third-party relationships, that would be used in connection with your employment by the Company, except as expressly authorized by that third party. During your employment by the Company, you will use in the performance of your duties only information which is generally known and used by persons with training and experience

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comparable to your own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by you in the course of your work for the Company or Novosteo.

11.
Employment Relationship. Employment with the Company will be for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this Agreement. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

12.
Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules- comprehensive-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, or alleging sexual harassment or a nonconsensual sexual act or sexual contact, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented, at your own expense, by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. You will also be entitled to recover your legal fees and expenses if you are the prevailing party in any proceeding against the Company. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the

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conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.
Outside Activities During Employment.

a.
Non-Company Business. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor; provided that the Company will not unreasonably refuse to permit you to serve on the board of directors or board of managers of one other businesses so long as they do not materially interfere with your duties hereunder. In any event, you may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

b.
No Adverse Interests. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

14.
Miscellaneous.

a.
Employment Contingencies. Your employment is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, your offer or continuation of employment is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

b.
Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to you at the address as listed on the Company payroll.

c.
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

d.
Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

e.
Complete Agreement. This Agreement, together with the Confidentiality Agreement (and Severance Agreement, if executed by the Company and you), constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

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f.
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

g.
Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

h.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

i.
Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. You acknowledge and agree that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. You have had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

j.
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

If you wish to accept this offer of at-will employment, please sign and date both the enclosed duplicate original of this Agreement and the enclosed Confidentiality Agreement, and return them to me. We look forward to your joining a part of our team.

[Signature Page Follows]

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Very truly yours,

CORTEXYME, INC.

By:

Name: Christopher Lowe

Title: Interim Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Director

ACCEPTED AND AGREED:

Brendan Hannah

Date: May 8, 2022

ATTACHMENT A

SEVERANCE AGREEMENT

ATTACHMENT B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT